Exhibit (a)(5)(F)

Media Contact:

Dana Stelsel

Corporate Communications Manager

(765) 771-5766

dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National’s Acquisition of Supreme Clears Antitrust Review

LAFAYETTE, Ind. — September 7, 2017 – Wabash National Corporation (NYSE: WNC) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the acquisition of Supreme Industries, Inc. (NYSE MKT: STS) by Wabash National expired at 11:59 p.m. on September 6, 2017.

As previously announced, Wabash National and Redhawk Acquisition Corporation, its direct wholly owned subsidiary, commenced a tender offer on August 22, 2017, for all of the outstanding shares of common stock of Supreme Industries, Inc., for $21 per share. The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the pending acquisition. The tender offer and any withdrawal rights are scheduled to expire at 12:01 a.m. ET on Wednesday September 27, 2017, unless the tender offer is extended.

Consummation of the tender offer remains subject to other customary closing conditions, including satisfaction of the minimum tender condition under the agreement and plan of merger entered into by Wabash National, Redhawk Acquisition Corporation and Supreme Industries, Inc. on August 8, 2017.

Important Additional Information Has Been Filed with the SEC

The tender offer described in this press release has commenced, but this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Supreme Industries, Inc.’s common stock. The tender offer is being made pursuant to a tender offer statement and related materials (including the Offer to Purchase and the letter of transmittal). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and letter of transmittal, have been filed by Wabash National Corporation and Redhawk Acquisition Corporation with the SEC and mailed to Supreme stockholders. A solicitation/recommendation statement on Schedule 14D-9 have been filed by Supreme Industries, Inc. with the SEC and mailed to Supreme stockholders. Investors and security holders may obtain a copy of these statements at no cost and other documents filed by Wabash National Corporation and Redhawk Acquisition Corporation or Supreme Industries, Inc. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may also be obtained at no cost by directing such requests to Laurel Hill Advisory Group, LLC, the information agent for the tender offer, at (516) 933-3100 for banks and brokers or (888) 742-1305 for shareholders and all others.

About Wabash National Corporation

Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.

Safe Harbor

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Wabash National’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, all statements regarding Wabash National’s plans to acquire Supreme Industries. These and other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the risk that the conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Supreme stockholders will tender their stock in the offer, the risk that competing offers will be made, changes in either companies’ businesses during the period between now and the closing, the successful integration of Supreme into Wabash National’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers, reliance on proprietary technology; management of growth and organizational change, risks associated with litigation, and competitive actions in the marketplace. Readers should review and consider the various disclosures made by Wabash National in this press release and its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.